Exhibit 99.1

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Joseph N. Jaffoni, Ratula Roy
Beasley Broadcast Group, Inc.	Jaffoni & Collins Incorporated
239/263-5000; email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP REPORTS SECOND QUARTER

REVENUE OF $31.0 MILLION AND DILUTED EPS OF $0.10

- Net Income Rises 12.4% -

NAPLES, Florida, July 31, 2008 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three- and six-month periods ended June 30, 2008 as summarized below:

Summary of Second Quarter and Year-to-date Results

In millions, except per share data	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
Net revenue	$31.0	$34.8	(10.9)%	$60.4	$65.6	(7.9)%
Operating income	6.2	7.0	(11.8)%	11.0	12.2	(9.1)%
Station operating income (SOI—non-GAAP)	9.3	10.4	(10.2)%	17.4	18.9	(8.1)%
Net income	2.4	2.1	12.4%	3.6	3.3	10.3%
Net income per diluted share	$0.10	$0.09	11.1%	$0.15	$0.14	7.1%

The $3.8 million decrease in net revenue during the quarter ended June 30, 2008 compared with the second quarter of 2007 reflects a $1.5 million net revenue decline at the Company’s Miami-Ft. Lauderdale market cluster primarily attributable to the Company’s election to not renew certain sports programming broadcast rights which contributed $1.0 million of net revenue during the 2007 second quarter. The year-over-year net revenue decline also reflects an additional $0.5 million net revenue decline from the Company’s Miami-Ft. Lauderdale stations, as well as net revenue declines from the Company’s Las Vegas, Ft. Myers-Naples and Greenville-New Bern market clusters. The net revenue declines in these four markets more than offset net revenue improvements generated at the Company’s Philadelphia and Augusta market clusters and a year-over-year rise in revenue from the Company’s interactive initiatives.

The $0.8 million decrease in operating income in the 2008 second quarter primarily reflects the lower revenue levels compared to the 2007 second quarter, which more than offset an 11% reduction in total costs and expenses including a 20% reduction in cost of services, a 2% reduction in selling, general and administrative (including stock-based compensation) expenses, a 5% reduction in corporate general and administrative (including stock-based compensation) expenses and a 13% reduction in depreciation and amortization costs. Overall, second quarter 2008 total costs and expenses as a percentage of net revenue remained consistent with levels in the second quarter of 2007.

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Beasley Broadcast Group, 7/31/08	page 2

Second quarter 2008 station operating income (SOI), a non-GAAP financial measure, fell $1.1 million from the 2007 second quarter as the lower revenue offset reductions in station operating expenses during the period. The $0.3 million increase in 2008 second quarter net income compared to the year ago period primarily reflects a $1.4 million reduction in interest expense due to a decrease in borrowing costs and voluntary repayments of borrowings under the Company’s existing credit facility.

Please refer to the “Calculation of SOI,” and “Reconciliation of SOI to Net Income,” tables at the end of this announcement for a discussion regarding SOI calculations.

Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “The second quarter was a challenging period for radio broadcasters and Beasley as local, regional and national economic factors weighed on advertiser activity. For example, our results in Miami, Las Vegas and Fort Myers-Naples were impacted by severe downturns in local real estate markets. In addition, our Miami results reflect comparisons with the year-ago period that included net revenue from broadcasting the Florida Marlins baseball games on our Sports Talk station. Quarterly bright spots include our market out performance and revenue gains at our Philadelphia and Augusta market clusters and the continued traction we are building with our interactive initiative which generated approximately $1.4 million of high-margin revenue, representing an approximate 33% increase over levels achieved in the same period last year.

“Notwithstanding the current environment, our station and corporate personnel did an excellent job during the quarter in terms of expense management and applying cash from operations to the reduction of debt. Reflecting this focus, net income for the quarter rose 12.4% over year-ago levels and total debt fell to approximately $181.6 million at June 30, 2008 from approximately $191.1 million at December 31, 2007.

“Looking forward, with personnel and programming changes in place in various clusters, we remain focused on our long-term goal of out-performing the markets in which we operate and we continue to manage the Company for revenue growth from our core operations as well as from interactive and HD Radio™ while also seeking margin growth through prudent expense management.”

Guidance

The Company has elected to discontinue the practice of providing specific quarterly net revenue guidance. However, the Company intends to provide certain expense expectations during its quarterly conference call (see details below).

Conference Call Information

The Company will host a conference call and simultaneous webcast today, July 31, 2008, at 11:00 a.m. ET to discuss its financial results and operations. Both the call and webcast are open to the general public. The dial in number for the conference call is 973/582-2717; please call five minutes in advance to ensure that you are connected prior to the presentation.

Interested parties may also access the live call on the Internet at the Company’s Web site at www.bbgi.com; allow 15 minutes to register and download and install any necessary software. Questions will be reserved for call-in analysts and institutional investors. Following its completion, a replay of the call can be accessed for 5 days on the Internet from the Company’s Web site or for 24 hours via telephone at 800/642-1687 (reservation #56415463).

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns or operates 44 stations (27 FM and 17 AM) located in eleven large- and mid-size markets in the United States.

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Beasley Broadcast Group, 7/31/08	page 3

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

SOI is a financial measure of performance that is not calculated in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. We use this non-GAAP financial measure for internal budgeting purposes. We also use SOI to make decisions regarding the possible acquisition or disposition of radio stations. SOI excludes corporate-level costs and expenses and depreciation and amortization, which may be material to an assessment of the Company’s overall operating performance. Management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented on our statements of operations contained in our periodic reports filed with the Securities and Exchange Commission (SEC).

SOI is a measure widely used in the radio broadcast industry. While the Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. Management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2007. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: economic and regulatory changes, the effect of radio station acquisitions or dispositions that we may make, the loss of key personnel, a downturn in the performance of our radio stations, our substantial debt levels and changes in the radio broadcast industry generally. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of July 31, 2008 and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

- tables follow -

Beasley Broadcast Group, 7/31/08	page 4

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net revenue	$31,039,094	$34,835,765	$60,406,475	$65,611,652

Costs and expenses:
Cost of services (including stock-based compensation and excluding depreciation and amortization) (1) (2)	9,890,270	12,430,305	19,228,344	22,926,674
Selling, general and administrative (including stock-based compensation) (1) (3)	11,839,447	12,043,998	23,803,950	23,771,985
LMA fees (4)	—	—	—	159,084
Corporate general and administrative (including stock-based compensation) (5)	2,372,908	2,486,854	4,894,170	5,056,756
Depreciation and amortization	721,918	829,618	1,437,866	1,543,890

Total costs and expenses	24,824,543	27,790,775	49,364,330	53,458,389
Operating income	6,214,551	7,044,990	11,042,145	12,153,263
Interest expense	(2,119,795)	(3,527,305)	(4,794,400)	(6,904,483)
Loss on extinguishment of long-term debt (6)	—	(366,599)	—	(366,599)
Other non-operating expenses	44,350	(8,648)	(177,650)	(22,036)
Interest income	93,982	107,779	197,904	217,236
Other non-operating income	11,200	226,982	51,094	230,362

Income before income taxes	4,244,288	3,477,199	6,319,093	5,307,743
Income tax expense	1,835,512	1,334,877	2,723,529	2,048,789

Net income	2,408,776	2,142,322	3,595,564	3,258,954

Basic and diluted net income per share	0.10	0.09	0.15	0.14

Dividends declared per common share	0.06	0.06	0.13	0.13

Basic common shares outstanding	23,270,054	23,363,256	23,255,988	23,387,059

Diluted common shares outstanding	23,300,854	23,441,227	23,287,745	23,465,628

(1)	We refer to “Cost of services,” and “Selling, general and administrative” together as “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	Includes stock-based compensation of $1,082 and $2,843 for the three months ended June 30, 2008 and 2007, respectively and $2,164 and $3,145 for the six months ended June 30, 2008 and 2007, respectively.
(3)	Includes stock-based compensation of $35,937 and $59,700 for the three months ended June 30, 2008 and 2007, respectively and $98,522 and $156,547 for the six months ended June 30, 2008 and 2007, respectively.
(4)	We operated WJBR-FM in Wilmington under a local marketing agreement which expired upon completion of the acquisition of WJBR-FM on February 1, 2007. We incurred the LMA fees under the local marketing agreement with WJBR-FM.
(5)	Includes stock-based compensation of $350,569 and $560,330 for the three months ended June 30, 2008 and 2007, respectively and $785,660 and $1,129,564 for the six months ended June 30, 2008 and 2007, respectively.
(6)	We recorded a loss on extinguishment of long-term debt of $0.4 million, or $0.01 per diluted share on an after tax basis, related to a credit agreement amendment during the second quarter of 2007.

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Beasley Broadcast Group, 7/31/08	page 5

Selected Balance Sheet Data—Unaudited

(in thousands)

	June 30, 2008	December 31, 2007
Cash and cash equivalents	$3,150	$6,551
Working capital	16,183	21,954
Total assets	332,155	337,152
Long term debt, less current installments	179,980	191,056
Total stockholders’ equity	86,750	85,186

Selected Statement of Cash Flows Data—Unaudited

(in thousands)

	Six Months Ended June 30,
	2008	2007
Net cash provided by operating activities	$10,492	$9,177
Net cash used in investing activities	(735)	(46,086)
Net cash provided by (used in) financing activities	(13,157)	35,213

Net decrease in cash and cash equivalents	(3,400)	(1,696)

Calculation of SOI—Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net revenue	$31,039,094	$34,835,765	$60,406,475	$65,611,652
Station operating expenses	(21,729,717)	(24,474,303)	(43,032,294)	(46,698,659)

SOI	$9,309,377	$10,361,462	$17,374,181	$18,912,993

Reconciliation of SOI to Net Income—Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
SOI	$9,309,377	$10,361,462	$17,374,181	$18,912,993
LMA fees	—	—	—	(159,084)
Corporate general and administrative	(2,372,908)	(2,486,854)	(4,894,170)	(5,056,756)
Depreciation and amortization	(721,918)	(829,618)	(1,437,866)	(1,543,890)
Interest expense	(2,119,795)	(3,527,305)	(4,794,400)	(6,904,483)
Loss on extinguishment of long-term debt	—	(366,599)	—	(366,599)
Other non-operating expenses	44,350	(8,648)	(177,650)	(22,036)
Interest income	93,982	107,779	197,904	217,236
Other non-operating expenses	11,200	226,982	51,094	230,362
Income tax expense	(1,835,512)	(1,334,877)	(2,723,529)	(2,048,789)

Net income	$2,408,776	$2,142,322	$3,595,564	$3,258,954

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